Exhibit 10.59

[LETTERHEAD OF SEARS HOLDINGS CORPORATION]

January 8, 2018

Leena Munjal
SVP, Customer Experience and Integrated Retail

Dear Leena,
We are pleased to offer you the position of Chief Digital Officer. In addition to your current responsibilities, in this new role your additional responsibilities will include leadership over: Data Analytics, Online and the Marketing Business Units (“BU”). In addition, you will provide leadership oversight to MT until a new leader is found, including working with that team to identify SG&A savings of $100 million. As a result of these additional responsibilities, we are very pleased to offer you a special retention award and an increase in your annual base salary. Both the retention award and base salary increase are subject to approval of the Compensation Committee of the Board of Director (the “Committee”) of Sears Holdings Corporation (the “Company”) and your written acceptance of our offer. Upon your written acceptance, effective May 1, 2017, your annual base salary will be increased to $700,000. Your annual base salary will be reviewed again by December 1, 2018.

We are also pleased to offer you a special retention award totaling $400,000. The total award is contingent upon you signing the enclosed Special Retention Award Agreement (“Agreement”) and all of the terms of the Agreement.

NOTE: The terms of this letter and the enclosed Special Retention Award Agreement do not replace, change or nullify the terms of the Executive Severance Agreement you executed on October 29, 2012. Copy attached as Exhibit A.

Upon acceptance, please sign this letter and the Agreement, and return both documents to me. IMPORTANT: If you do not sign, date and return this letter, the change to your annual base salary will not take effect. Similarly, you will not be entitled to any of the retention award unless you sign, date and return the Agreement.

If you need additional information or clarification, please contact me.

____/s/ Leena Munjal_________________    __1__/__8__/__18__
Leena Munjal                                                 Date

Business Unit Leader:
___/s/ Julie Ainsworth_________________    _1___/__10__/__18__
Julie A. Ainsworth                                            Date

Enclosure